Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS SECOND QUARTER 2011 RESULTS

Philadelphia, PA – July 19, 2011.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the second quarter ended June 30, 2011.

Second Quarter Highlights

•	Gross Profit improves 11%
•	Income Per Diluted Share grows to $0.83; Before Certain Items increases 25% to $0.84
•	Four additional beverage can lines commercialized in emerging markets

Net sales in the second quarter grew to $2,281 million over the $2,010 million in the second quarter of 2010, primarily driven by increased global sales unit volumes, the pass-through of higher raw material costs, and $119 million from foreign currency translation.

Second quarter gross profit improved 10.7% to $371 million over the $335 million in the 2010 second quarter, reflecting an increase in global sales unit volumes, ongoing productivity improvements and $16 million from foreign currency translation.

Selling and administrative expense was $100 million in the second quarter compared to $95 million in the prior year and included a $6 million increase from foreign currency translation.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) increased 12.9% to $271 million in the second quarter over the $240 million in the second quarter of 2010 including $10 million of improvement due to foreign currency translation.  Segment income was 11.9% of net sales in the second quarters of both 2011 and 2010.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “We are pleased to report that our operations continued to perform well in the second quarter.  Our robust pipeline of emerging market growth projects remains on schedule and budget.  In April, second beverage can lines in both Kechnec, Slovakia and Ponta Grossa, Brazil were completed and commercialized.  Additionally in June, commercial production commenced on the second beverage can production line in Estancia, Brazil and at our new beverage can plant in Hangzhou, China.  In the fourth quarter we expect to complete and begin production on the second beverage can line in Phnom Penh, Cambodia and commercialize our new beverage can plant in Putian, China.”

“2011 is shaping up to be another strong year for Crown.  Looking ahead, we believe new growth opportunities will continue to arise.  In pursuing those opportunities we remain committed to responsible deployment of capital by growing with our international and regional customers to meet long term demand in the most promising emerging markets,” Mr. Conway said.

Interest expense in the second quarter was $60 million compared to $45 million in the second quarter of 2010.  The increase reflects the impact of higher average debt outstanding, higher average borrowing rates and $2 million from foreign currency translation.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

On June 9, 2011, the Company announced that it amended its existing senior secured credit facilities to add a $200 million term loan facility and a €274 million term loan facility, each of which matures on June 9, 2016 and bears interest at LIBOR or EURIBOR plus 1.75%.  Borrowings were used to repay the Company's then outstanding $147 million and €108 million term loans, which were scheduled to mature on November 15, 2012, to redeem the remaining €83 million of the Company's outstanding 6.25% first priority senior secured notes due September 1, 2011 and for general corporate purposes.

During the second quarter of 2011, the Company recorded a charge of $2 million ($1 million, net of tax, or $0.01 per diluted share) in connection with the early redemption of the first priority senior secured notes due September 2011.  The redemption of the first priority senior secured notes was completed on July 11, 2011 using $125 million that was deposited in an irrevocable trust by the Company and reported as restricted cash at June 30, 2011.

Net income attributable to Crown Holdings in the second quarter rose to $129 million over the $112 million in the second quarter last year.  Earnings per diluted share increased 20% to $0.83 in the second quarter compared to $0.69 in the second quarter of 2010.  Net income per diluted share before certain items improved 25% to $0.84 from $0.67 in 2010.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

Six Month Results
During the first six months of 2011, net sales increased to $4,163 million over the $3,787 million in the first six months of 2010, reflecting higher global sales unit volumes, the pass-through of higher raw material costs, and $132 million of favorable foreign currency translation.

Gross profit for the six month period improved to $663 million over the $585 million in the first six months of 2010 and reflects global sales unit volume growth, ongoing productivity improvements, and $18 million of favorable foreign currency translation.

Selling and administrative expense for the six month period was $202 million compared to $174 million for the same 2010 period.  The increase in expense reflects $7 million in foreign currency translation and a one time benefit of $20 million (recorded as a reduction to corporate and other unallocated items) realized in the first quarter of 2010 from the settlement of a legal dispute unrelated to the Company’s ongoing operations.

Segment income in the first half of 2011 grew 12% to $461 million over the $411 million in the first six months of 2010, including $11 million of improvement due to foreign currency translation.  Excluding the $20 million settlement benefit realized in 2010, segment income improved to 11.1% of net sales in the first half of 2011 over 10.3% of net sales for the same period last year.

Interest expense for the first six months of 2011 was $116 million compared to $92 million in the same period of 2010, reflecting higher average debt outstanding, higher average borrowing rates and $2 million from foreign currency translation.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Net income attributable to Crown Holdings for the first six months of 2011 was $145 million compared to $153 million in the first six months of 2010.  Earnings per diluted share for the first six months of 2011 were $0.93 compared to $0.94 in the first half of last year.

During the first six months of 2011, the Company recorded restructuring charges of $25 million ($24 million, net of tax, or $0.15 per diluted share) primarily related to the relocation of its European headquarters from France to Switzerland, and a tax charge of $17 million ($0.11 per diluted share) in connection with the relocation.  Also during the first half of 2011, the Company recorded losses of $32 million ($20 million, net of tax, or $0.13 per diluted share) in connection with the early extinguishment of its $600 million senior secured notes due 2015 and its first priority senior secured notes due September 2011.

In the first half of 2010, the Company realigned its North American Food operations and as a result recorded a restructuring charge of $24 million ($24 million, net of tax, or $0.15 per diluted share) for the closure of a plant in Canada.  Also during the first six months of 2010, the Company recorded net gains of $7 million ($6 million, net of tax, or $0.04 per diluted share) related to asset sales.  The provision for income taxes in the first six months of 2010 included a charge of $7 million ($0.04 per diluted share) to recognize the tax impact of the new U.S. health care legislation on the Company’s deferred tax balances.

Net debt (a non-GAAP measure defined by the Company as total debt less cash) was $763 million higher at June 30, 2011 than at June 30, 2010, and includes $462 million in common share repurchases, $178 million from the purchase of noncontrolling interests and $128 million due to foreign currency translation.

Debt and cash amounts were:

	June 30, 2011	December 31, 2010	June 30, 2010	December 31, 2009
Total debt	$3,876	$3,048	$2,979	$2,798
Cash	421	463	412	459
Restricted cash	125
Net debt	$3,330	$2,585	$2,567	$2,339

Receivables securitizations not included in total debt above	$0	$0	$0	$232

Non-GAAP Measures
Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures).  In addition, the information presented regarding net income before certain items and income before certain items per diluted share does not conform to U.S. GAAP and includes non-GAAP measures.  Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share, cash flow or total debt data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources.  Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes net debt is a useful measure of the Company’s debt levels and that net income before certain items and income before certain items per diluted share can be used to evaluate the Company’s operations.  Segment income, free cash flow, net debt, net income before certain items and income before certain items per diluted share are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, net debt, net income before certain items and income before certain items per diluted share can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, July 20, 2011 at 9:00 a.m. (EDT) to discuss this news release.  Forward-looking and other material information may be discussed on the conference call.  The dial-in numbers for the conference call are (415) 228-5025 or toll-free (800) 475-0233 and the access password is “packaging.”  A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com.  A replay of the conference call will be available for a one-week period ending at midnight on July 27.  The telephone numbers for the replay are (402) 998-0213 or toll free (800) 934-9347 and the access passcode is 9220.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to identify new expansion projects in emerging markets, to implement expansion and commercialization plans on schedule and budget, to identify growth opportunities and to meet long-term demand in emerging markets, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward-Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2010 and in subsequent filings made prior to or after the date hereof.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world.  World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President - Finance, (215) 698-5341, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net sales	$2,281	$2,010	$4,163	$3,787

Cost of products sold	1,865	1,631	3,415	3,114
Depreciation and amortization	45	44	85	88
Gross profit (1)	371	335	663	585

Selling and administrative expense	100	95	202	174
Provision for restructuring		2	25	24
Asset impairments and sales		(6)		(7)
Loss from early extinguishment of debt	2		32
Interest expense	60	45	116	92
Interest income	(2)	(2)	(6)	(3)
Translation and foreign exchange adjustments	1		1	(2)
Income before income taxes	210	201	293	307
Provision for income taxes	54	57	95	96
Net income	156	144	198	211
Net income attributable to noncontrolling interests	(27)	(32)	(53)	(58)
Net income attributable to Crown Holdings	$129	$112	$145	$153
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.85	$0.70	$0.94	$0.95
Diluted	$0.83	$0.69	$0.93	$0.94

Weighted average common shares outstanding:
Basic	152,344,400	160,961,879	153,470,969	160,839,086
Diluted	155,486,354	163,292,749	156,607,199	163,197,094
Actual common shares outstanding	151,086,014	162,103,167	151,086,014	162,103,167

     (1)  A reconciliation from gross profit to segment income is found on the following page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources.  Segment income is defined by the Company as gross profit less selling and administrative expense.  A reconciliation from gross profit to segment income for the three and six months ended June 30, 2011 and 2010 follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Gross profit	$371	$335	$663	$585
Selling and administrative expense	100	95	202	174
Segment income	$271	$240	$461	$411

	Segment Information

	Three Months Ended June 30,		Six Months Ended June 30,
Net Sales	2011	2010	2011	2010

Americas Beverage	$591	$549	$1,103	$1,029
North America Food	217	214	405	411
European Beverage	500	439	840	753
European Food	509	421	931	825
European Specialty Packaging	119	97	219	188
Total reportable segments	1,936	1,720	3,498	3,206
Non-reportable segments	345	290	665	581
Total net sales	$2,281	$2,010	$4,163	$3,787

Segment Income

Americas Beverage	$77	$73	$140	$130
North America Food	38	33	66	49
European Beverage	70	75	115	127
European Food	63	59	115	99
European Specialty Packaging	12	8	19	11
Total reportable segments	260	248	455	416
Non-reportable segments	55	47	112	92
Corporate and other unallocated items	(44)	(55)	(106)	(97)
Total segment income	$271	$240	$461	$411

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items
The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net income attributable to Crown Holdings, as reported	$129	$112	$145	$153
Items, net of tax:
Settlement of dispute (1)				(20)
Provision for restructuring (2)		2	24	24
Asset impairments and sales (3)		(5)		(6)
Loss from early extinguishment of debt (4)	1		20
Income taxes (5)			17	7
Net income before the above items	$130	$109	$206	$158

Income per diluted common share as reported	$0.83	$0.69	$0.93	$0.94
Income per diluted common share before the above items	$0.84	$0.67	$1.32	$0.97

Effective tax rate as reported	25.7%	28.4%	32.4%	31.3%
Effective tax rate before the above items	25.9%	28.4%	26.0%	28.9%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)	In the first quarter of 2010, the Company recorded a benefit of $20 million ($20 million, net of tax, or $0.12 per diluted share) in selling and administrative expense for a legal settlement unrelated to the Company's ongoing operations.

(2)
In the first quarter of 2011, the Company recorded a restructuring charge of $25 million ($24 million, net of tax, or $0.15 per diluted share) primarily related to the relocation of its European headquarters from France to Switzerland.  In the second quarter and first six months of 2010, the Company recorded restructuring charges of $2 million ($2 million, net of tax, or $0.01 per diluted share) and $24 million ($24 million net of tax, or $0.15 per diluted share), respectively, primarily related to the closure of a plant in Canada.

(3)	In the second quarter and first six months of 2010, the Company recorded net gains of $6 million ($5 million, net of tax, or $0.03 per diluted share) and $7 million ($6 million, net of tax, or $0.04 per diluted share), respectively, for asset sales and impairments.

(4)
In the first quarter of 2011, the Company recorded a loss of $30 million ($19 million, net of tax, or $0.12 per diluted share) in connection with the early extinguishment of its $600 million senior secured notes due 2015.  In the second quarter of 2011, the Company recorded a loss of $2 million ($1 million, net of tax, or $0.01 per diluted share) primarily in connection with the redemption of its first priority senior secured notes due September 2011.

(5)
In the first quarter of 2011, the Company recorded a tax charge of $17 million ($0.11 per diluted share) in connection with the relocation of its European Division headquarters.  In the first quarter of 2010, the Company recorded a charge of $7 million ($0.04 per diluted share) to recognize the tax impact of new U.S. health care legislation on the Company's deferred taxes.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

June 30,	2011	2010
Assets
Current assets
Cash and cash equivalents	$421	$412
Restricted cash	125
Receivables, net	1,323	1,095
Inventories	1,537	1,076
Prepaid expenses and other current assets	193	122
Total current assets	3,599	2,705

Goodwill	2,069	1,884
Property, plant and equipment, net	1,746	1,418
Other non-current assets	645	694
Total	$8,059	$6,701

Liabilities and equity
Current liabilities
Short-term debt	$272	$234
Current maturities of long-term debt	180	38
Accounts payable and accrued liabilities	2,258	1,819
Total current liabilities	2,710	2,091

Long-term debt, excluding current maturities	3,424	2,707
Other non-current liabilities	1,654	1,425

Noncontrolling interests	341	373
Crown Holdings shareholders' equity/(deficit)	(70)	105
Total equity	271	478
Total	$8,059	$6,701

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six months ended June 30,	2011	2010

Cash flows from operating activities
Net income	$198	$211
Depreciation and amortization	85	88
Provision for restructuring	25	24
Asset impairments and sales		(7)
Pension expense	49	57
Pension contributions	(37)	(28)
Stock-based compensation	12	15
Working capital changes	(606)	(588)
Deferred taxes and other	27	34
Net cash used for operating activities (A)	(247)	(194)

Cash flows from investing activities
Capital expenditures	(184)	(104)
Proceeds from sale of assets	2	16
Change in restricted cash	(125)
Other		3
Net cash used for investing activities	(307)	(85)

Cash flows from financing activities
Net change in debt	742	300
Common stock repurchased	(212)	(5)
Dividends paid to noncontrolling interests	(38)	(49)
Other, net	2	10
Net cash provided by financing activities	494	256

Effect of exchange rate changes on cash and cash equivalents	18	(24)

Net change in cash and cash equivalents	(42)	(47)

Cash and cash equivalents at January 1	463	459

Cash and cash equivalents at June 30	$421	$412

(A)
Free cash flow is defined by the Company as net cash provided by/used for operating activities less capital expenditures.  A reconciliation from net cash provided by/used for operating activities to free cash flow for the three and six months ended June 30, 2011 and 2010 follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net cash provided by/(used for) operating activities (1)	$70	$222	$(247)	$(194)
Changes in accounts receivable securitization		30		215
Premiums paid to retire debt early	2		27
Adjusted net cash provided by/(used for) operating activities	$78	$252	$(220)	21
Capital expenditures	(81)	(72)	(184)	(104)
Free cash flow	$(9)	$180	$(404)	$(83)

(1)
Amounts are presented in accordance with accounting guidance related to receivables securitizations that was effective as of January 1, 2010.   The impact of the guidance for the three and six months ended June 30, 2011, was to increase net cash used for operating activities and net cash provided by financing actions as compared to the amounts that would have been reported under the previous guidance.